Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 on Form S-3 No. 333-264367) and related Prospectus of Forge Global Holdings, Inc. for the registration of 121,014,924 shares of its common stock and 7,386,667 warrants and to the incorporation by reference therein of our report dated March 1, 2023, with respect to the consolidated financial statements of Forge Global Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

June 28, 2023